Exhibit 3.1

ROSS MILLER Secretary of State	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE	SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings

Certified Copy
March 28, 2011

Job Number:    C20110328-1135

Reference Number:

Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20110226488-14	Merge In	14 Pages/1 Copies

Certified By: Richard Sifuentes Certificate Number: C20110328-1135 You may verifythis certificate online at http://www.nvsos.gov/	Respectfully, /s/ Ross Miller ROSS MILLER Secretary of State

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20110226488-14
Filing Date and Time 03/28/2011 10:30 PM
Entity Number E0571402010-4
Articles of Merger (PURSUANT TO NRS 92A.200) Page 1

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Articles of Merger
(Pursuant to NRS Chapter 92A - excluding 92A.200(4b))

1) Name and jurisdiction of organization of each constituent entity (NRS 92A.200). If there are more than four merging entities, check box ❑and attach an 81/2" x11" blank sheet containing the required information for each additional entity.

China Agricop, Inc.
Name of merging entity

Nevada	Corporation
Jurisdiction	Entity type*

Name of merging entity

Jurisdiction	Entity type*

Name of merging entity

Jurisdiction	Entity type*

Name of merging entity

Jurisdiction	Entity type*

And,
American Telstar, Inc.
Name of surviving entity

Nevada	Corporation
Jurisdiction	Entity type*

*corporation, non-profit corporation, limited partnership, limited-liability company  or business trust.

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Articles of Merger (PURSUANT TO NRS 92A.200) Page 2

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

2)	Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.1 90):

Attn:

c/o:

3)	(Choose one)

☒	The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).

☐	The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180)

4)
Owner's approval (NRS 92A.200) (options a, b, or c must be used, as applicable, for each entity) (if there are more than four merging entities, check box ☐ and attach an 8 112" x 11" blank sheet containing the required information for each additional entity):

(a) Owner's approval was not required from

China Agricorp, Inc
Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

And, or;
American Telstar, Inc
Name of surviving entitiy, if applicable

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Articles of Merger (PURSUANT TO NRS 92A.200) Page 3

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

  (b) The plan was approved by the required consent of the owners of *:

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

And, or;

Name of surviving entitiy, if applicable

* Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Articles of Merger (PURSUANT TO NRS 92A.200) Page 4

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

  (c) Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

And, or;

Name of surviving entitiy, if applicable

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Articles of Merger (PURSUANT TO NRS 92A.200) Page 5

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

5)	Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*:

Article FIRST of the Articles of Incorporation of the surviving  company is amended to read in its entirety as follows:

"The name of the corporation is China Agricorp, Inc. (hereinafter, the "Corporation")."

6)	Location of Plan of Merger (check a or b): (a) The entire plan of merger is attached;

☒	(a) The entire plan of merger is attached;

Or,

☐
(b)The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7)	Effective date (optional)**: April 8, 2011

* Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them "Restated" or "Amended and Restated," accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

** A merger takes effect upon filing the articles of merger or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed (NRS 92A.240).

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Articles of Merger (PURSUANT TO NRS 92A.200) Page 6

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

8)
Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or one member if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)*

(if there are more than four merging entitles, check box ☐ and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity.):

China Agricorp, Inc.
Name of merging entity

X /s/ Feng Hexi	Chief Executive Officer	March 28, 2011
Signature Edd Cockerill	Title	Date

Name of merging entity

X
Signature	Title	Date

Name of merging entity

X
Signature	Title	Date

Name of merging entity

X
Signature	Title	Date

American Telstar, Inc
Name of surviving entity

X /s/ Feng Hexi	Chief Executive Officer	March 28, 2011
Signature Richard DeCicco	Title	Date

* The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 22, 2011 (this "Agreement"), by and among AMERICAN TELSTAR, INC., a Nevada corporation (the "Company"), and CHINA AGRICORP, INC., a Nevada corporation ("Target").

WITNESSETH:

WHEREAS, the respective Boards of Directors of Target and the Company have determined that it is fair to and in the best interests of their respective stockholders to consummate the acquisition of Target by the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, the authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $.0001 per share ("Company Common Stock"), of which on the date of this Agreement 9,004,593 shares are issued and outstanding and 40,000,000 shares of Preferred Stock, par value $.10 per share ("Preferred Stock"), of which on the date hereof no shares of Preferred Stock are issued and outstanding; and

WHEREAS, the authorized capital stock of Target consists of 100,000,000 shares of Common Stock, par value $.001 per share ("Target Common Stock"), of which, on the date of this Agreement 9,004,593 shares are issued and outstanding; and

WHEREAS, the respective Boards of Directors of the Company and Target have approved and declared advisable this Agreement and the merger of Target with and into the Company (the "Merger") upon the terms and conditions set forth herein; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

SECTION 1,1 The Merger. (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with Chapter 92A of the Nevada Revised Statutes (the "NRS"), at the Effective Time Target shall be merged with and into the Company, whereupon the separate existence of Target shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Nevada.

       (b) Subject to the fulfillment of the conditions of this Agreement, on the Closing Date the Surviving Corporation will cause articles of merger (the "Articles of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Nevada (the "Nevada Secretary of State") as provided In the NRS, The Merger shall become effective at the time the Articles of Merger are duly filed with the Nevada Secretary of State or at such other tune as Is agreed between the parties and specified In the Articles of Merger, and such time is herein referred to as the "Effective Time,"

    (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Target.

SECTION 1.2 VAct on Shares. At the Effective Time:

   (a) Conversion of Shares; Merger Consideration. Subject to the provisions of Section 1.4 and Section 3.1 hereof:

 (I) each share of Target Common Stock issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof be cancelled and cease to exist.

 (II) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be continue to remain Issued and outstanding.

   (b) Cancellation of Shares. Each share of Target Common Stock held by Target as treasury stock or owned by Target immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no payment shall be made with respect thereto.

ARTICLE II
CLOSING

        SECTION 2.1 Closing. The closing of the Merger and the other transactions referred to in this Agreement (the "Closing") will take place as soon as practicable after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), at a time specified by the parties, at the offices of Guzov Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022 unless another time, date or place is agreed to in writing by the parties hereto.

          SECTION 2,2 Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered to Target, unless previously delivered, such documents required to be delivered by the Company at or prior to the Closing pursuant to this Agreement or in connection herewith.

          SECTION 2,3 Deliveries by Target. At the Closing, Target will deliver, or cause to be delivered to the Company, unless previously delivered, such documents required to be delivered by Target at or prior to the Closing pursuant to this Agreement or in connection herewith.

ARTICLE III
THE SURVIVING CORPORATION

          SECTION 3.1 Amendment ofArticles of Incorporation of Surviving Corporation. At the Effective Time Article FIRST of the Articles of Incorporation of the Company shall be amended to read in its entity as follows:

           The name of the corporation is China Agricorp, Inc. (hereinafter, the "Corporation"),"

          At the Effective Time the Articles of Incorporation, as amended hereby, shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 3.2 Byienes, The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 3.3 Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of the Company at the Effective Time shall be the directors and officers of the Surviving Corporation.

ARTICLE IV
COVENANTS OF THE COMPANY AND TARGET

           The Company and Target agree that

          SECTION 4.1 Conduct. Except as contemplated by this Agreement, from the date hereof until the Effective Time, each of the Company and Target shall conduct its business only in the ordinary course and shall use its reasonable efforts to preserve intact its business organizations and relationships with suppliers, customers, employees, creditors and other third parties and to keep available the services of its present officers and employees.

          SECTION 4,2 Reasonable Efforts: Cooperation. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Target and the Company agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement

   (b) Each of Target and the Company shall use its reasonable efforts not to take any action, or to enter into any transaction, which would cause any of Its representations or warranties contained in this Agreement to be untrue in any material respect or to result in a material breach of any of its covenants in this Agreement.

          SECTION 4.3 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE V
CONDITIONS TO THE MERGER

          SECTION 5.1. Conditions to the Obligations of Each Party, The obligations of the Company and Target to consummate the Merger arc subject to the satisfaction on or prior to the Effective Time of the following conditions, subject, to the extent permitted by applicable law, that such conditions may be waived by the Company and Target:

   (a) Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, shall have been obtained, shall have been made or shall have occurred.

   (b) No Injunction or Litigation. (i) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall make illegal or otherwise restrict, prevent or prohibit the consummation of the Merger or any transactions contemplated hereby and (ii) there shall not have been instituted or be pending, or threatened, any suit, action or proceeding by (x) any governmental entity to restrain, prohibit or invalidate the Merger or (y) by any other person which is more likely than not to have such effect.

          SECTION 5.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions, subject, to the extent permitted by applicable law, that such conditions may be waived by the Company:

(a) .performance of Obligations of Target. Target will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

(b) Material Adverse Effect, Etc. Since the date of this Agreement, there shall havebeen no event, occurrence or facts which have or would reasonably be expected to have a material adverse effect with respect to Target.

          SECTION 5.3 Conditions to the Obligations of Target. The obligations of Target to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions, subject, to the extent permitted by applicable law, that such conditions maybe waived by Target:

(a) Peiformance of Obligations of the Company, The Company will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

(b) Material Adverse Effect, Etc. Since the date of this Agreement, there shall have been no event, occurrence or facts which have or would reasonably be expected to have a material adverse effect with respect to the Company.

ARTICLE VI
TERMINATION

          SECTION 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of the Company and Target.

          SECTION 6.2 Effect of Temination. If this Agreement is terminated pursuant to Section 6.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided that nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VII
MISCELLANEOUS

          SECTION 7,1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

if to Target, to:

China Agricorp, Ino,
Jiefang District
Jiaozuo, PRC 454000
Attn: Mr. Fong Hexi, Chief Executive Officer Fax: 01146.0204762-2136

if to the Company, to:

American Telstar, Inc. Jiefang District
J1110ZI10, PRC 454000
Attn: Mr, Fong Flexi, Chief Executive Officer Fax: 011-86.020-8762-2136

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto, Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 7.1 and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 7.1.

          SECTION 10.2 Amendments; No Watvatz (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended or waived prior to the Effective Time if; and only if; such amendment or waiver is in writing and signed, In the case of en amendment, by the Company or. Target or, in the case of a waiver, by the party against whom the waiver Is to be effective; provided that no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or Target or (11) any of the terms or conditions of this Agreement if such alteration or change could adversely affect the holders of any shares of capital stock of the Company or Target.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or fbrther exercise thereof or the exercise of any other right, power or privilege, The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 7.2 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

SECTION 7.3 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada.

SECTION 7A Severability. In case any one or more of the provisions contained In this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

SECTION 7.5 No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 7.6 Entire Agreement. This Agreement, including any exhibits or schedules hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or undertaking with respect thereto, both written and oral,

SECTION 7.7 Counterithrts; Effectiveness. This Agreement may be signed in any number of counterparts, all of which shall be an original, with the same effect as if considered one and the same instrument, This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto,

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHINA AGRICORP, INC.

By:	/s/ Feng Hexi
Name: Feng Hexi
Title: Chief Executive Officer

AMERICAN TELESTAR, INC.

By:	/s/ Feng Hexi
Name: Feng Hexi
Title: Chief Executive Officer